Exhibit 10.14

THIS SUPPLEMENTAL AGREEMENT is dated 13th December, 1999 and made between:

(1)	YORKSHIRE POWER GROUP LIMITED ("YPG") ;

(2)	YORKSHIRE HOLDINGS PLC ("YH");

(3)	YORKSHIRE ELECTRICITY GROUP PLC ("YEG"); and

(4)	CITIBANK INTERNATIONAL plc as agent on behalf of the Finance
Parties (in this capacity the "Agent").

BACKGROUND:

(1)	Pursuant to a credit agreement dated 22nd July, 1998 (the "Credit
Agreement") made between, among others, YPG, YH and YEG as borrowers and the Agent the Banks agreed to make available to the YPG, YH and YEG a loan facility of up to an aggregate principal amount of (POUNDS)330,000,000 on the terms of the Credit
Agreement.

(2)	By this Supplemental Agreement the parties hereto wish to amend the terms of the Credit Agreement in accordance with Clause 24
(Amendments and waivers) of the Credit Agreement, and the Agent hereby confirms that it has the consent of the Majority Banks to make the amendments to the Credit Agreement on behalf of the Finance Parties.

NOW IT IS AGREED as follows:

1.	DEFINITIONS
1.1	Terms defined
In this Supplemental Agreement:

"Restated Credit Agreement"
means the Credit Agreement as restated and amended in the form set out in the Schedule to this Supplemental Agreement.

1.2	Interpretation
(a)	Unless the contrary intention appears, terms defined in the
Restated Credit Agreement shall have the same meanings when used in this Supplemental Agreement.

(b)	The provisions of clause 1.2 (Construction) of the Restated
Credit Agreement shall also apply to this Supplemental Agreement as if set out in this Supplemental Agreement but with all necessary modifications.

2.	RESTATEMENT
The Credit Agreement will be amended and restated in the form set out in the Schedule to this Supplemental Agreement on the date (the "Effective Date") on which Facility B has been repaid and cancelled in full, such confirmation to be given to YEG by the Agent on the same date as the repayment and cancellation becomes effective.

3.	MISCELLANEOUS
The provisions of clauses 10 (Payments), 21 (Stamp Duties), 24 (Amendments and Waivers), 29 (Severability), 30 (Counterparts) and 31 (Notices) of the Restated Credit Agreement shall apply to this Supplemental Agreement as if set out in this Supplemental Agreement, but as if references in those clauses to the Restated Credit Agreement were references to this Supplemental Agreement.

4.	CONTINUATION
(a)	This Supplemental Agreement is supplemental to the Credit
Agreement and, except insofar as amended or supplemented hereby, the Credit Agreement will remain in full force and effect.

(b)	References in the Credit Agreement to "this Agreement", "hereof",
"hereunder" and expressions of similar import shall be deemed to be references to the Credit Agreement as amended and restated by this Supplemental Agreement.

(c)	The Agent and YPG hereby designate this Supplemental Agreement as a Finance Document for the purposes of the Credit Agreement.

(d)	YPG and YH confirm, for the benefit of the Finance Parties, that this Supplemental Agreement does not discharge either of them from any obligations or liabilities that have arisen on or before the Effective Date under the Finance Documents, and that YPG and YH shall continue to be responsible for those obligations and liabilities.

5.	GOVERNING LAW
This Supplemental Agreement shall be governed by and construed in accordance with English law.

This Supplemental Agreement has been entered into on the date stated at the beginning of this Supplemental Agreement.

SCHEDULE

AGREEMENT


DATED 22nd July, 1998


(POUNDS)50,000,000


REVOLVING CREDIT FACILITY

FOR


YORKSHIRE ELECTRICITY GROUP PLC


ARRANGED BY


CITIBANK, N.A.

and

DEUTSCHE BANK AG LONDON






ALLEN & OVERY
London
for the Borrower
CLIFFORD CHANCE
London
for the Finance Parties





INDEX

Clause	                                 	Page

1. 	Interpretation	                         5
2. 	The Facilities                   	19
3. 	Purpose                  	        19
4. 	Conditions Precedent            	20
5. 	Drawdown                        	20
6. 	Repayment                       	21
7. 	Prepayment and Cancellation     	21
8. 	Interest Periods                	22
9. 	Interest                        	23
10. 	Payments                        	24
11. 	Taxes                           	26
12. 	Market Disruption               	27
13.	Increased Costs                 	29
14. 	Illegality and Mitigation       	30
15. 	Representations and Warranties  	31
16. 	Undertakings                    	34
17. 	Default                         	39
18. 	The Agent and the Arranger      	42
19. 	Fees                            	47
20. 	Expenses                        	48
21. 	Stamp Duties                    	48
22. 	Indemnities                     	48
23. 	Evidence and Calculations       	49
24. 	Amendments and Waivers          	50
25. 	Changes to the Parties          	51
26. 	Disclosure of Information       	53
27. 	Set-Off                         	53
28. 	Pro Rata Sharing                	53
29. 	Severability                    	54
30. 	Counterparts                    	55
31. 	Notices                         	55
32. 	Governing Law                   	56

Schedules

1.	Banks and Commitments    	        57
2.	Conditions Precedent Documents  	58
3.	Calculation of the Mandatory Cost	59
4.	Form of Request                 	61
5.	Form of Novation Certificate    	62

Signatories	                                63


THIS AGREEMENT is dated 22nd July, 1998 between:-

(1)	YORKSHIRE ELECTRICITY GROUP PLC (the "Borrower");

(2)	CITIBANK, N.A. and DEUTSCHE BANK AG LONDON (in this capacity the
"Arrangers");

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as banks (the
"Banks"); and

(4)	CITIBANK INTERNATIONAL plc as agent (in this capacity the
"Agent").

IT IS AGREED as follows:-

1.	INTERPRETATION
1.1	Definitions
In this Agreement:-

"Act"
means the Electricity Act 1989 and, unless the context otherwise requires, all subordinate legislation and any successive legislation thereto.

"Adjusted Share Capital and Reserves"
means the aggregate of:

(a)	the amount paid up or credited as paid up on the issued share capital of the Borrower; and

(b)	the amounts standing to the credit of the consolidated capital and revenue reserves of the Group,

adjusted, to the extent that the following items have not already been added, deducted or excluded in arriving at the figures referred to in paragraph (a) or (b) above:

(i)	by adding Subordinated Debt;

(ii)	by deducting the amounts standing to the debit of the
consolidated reserves of the Group;

(iii)	by deducting any amounts attributable to interests of non-Group members in Group Subsidiaries;

(iv)	by deducting any reserves set aside for deferred taxation;

(v)	by deducting the amount by which the net book value of any fixed asset has been written up after the date of this Agreement (or, in the case of a person becoming a member of the Group after that date, the date on which it becomes a member of the Group) by way of revaluation or on its transfer from one member of the Group to another (but no such deduction shall be made in respect of any amount if supported by, and not exceeding the amount shown by, an independent written valuation), but so that no amount to be added, deducted or excluded as a result of any of the above shall be added, deducted or excluded more than once in the same calculation.

"Affiliate"
means a Subsidiary or a holding company (as defined in Section
736 of the Companies Act 1985) of a Bank or any other Subsidiary of that holding company.

"Applicable Rate"
means the rate quoted by the Agent to the Borrower to be that at which money can be deposited in the London interbank market on the earliest available day, provided that the applicable rate shall not be less than LIBID nor more than LIBOR.

"Balance Sheet"
means, at any time, the then most recent audited consolidated annual or unaudited consolidated half yearly balance sheet of the Group delivered to the Agent by the Borrower under Clause 16.2
(Financial information).

"Borrowings"
means indebtedness in respect of:

(a)	moneys borrowed or raised including (except for the purposes of
Clause 17.5 (Cross default)) the recourse element of any asset securitisation or other factoring but excluding any amounts owing for assets purchased or services obtained on trade credit terms in the ordinary course of business;

(b)	amounts raised by means of acceptances under any acceptance
credit facility or otherwise (not being acceptances in relation to the purchase of assets or services in the ordinary course of business);

(c)	the deferred purchase price of assets or services the payment of which is deferred for a period in excess of ninety days (other than assets or services obtained on trade credit terms normal in the business concerned);

(d)	the principal amount and any premium payable by the relevant company from time to time owing in respect of any loan notes, debentures, bonds or other similar instruments;

(e)	the capital value of any financial lease, hire purchase
arrangements or any arrangement treated as a financial lease required to be capitalised and treated as a borrowing in the consolidated balance sheet of the Group;

(f)	for the purposes of Clause 17.5 (Cross default) (only) net
indebtedness under any currency or interest cap, swap or collar;
and

(g)	any guarantee or assurance against financial loss or indemnity in respect of the borrowings of any other person not being a member of the Group of a type referred to in paragraphs (a) to (f)
(inclusive) above (but excluding any such guarantee or assurance in respect of the performance of any contract or service not involving financial loss or indemnity in respect of borrowings),

but shall exclude:

(A)	liabilities in respect of the Pooling and Settlement Agreement or other arrangements which replace the Pooling and Settlement
Agreement in accordance with Clause 17.12 (Pooling and Settlement
Agreement); and

(B)	Project Finance Borrowings.

"Business Day"
means a day (other than a Saturday or a Sunday) on which banks are open for business in London.

"Commitment"
means:

(a)	in relation to a Bank which is a Bank on the date of this
Agreement, the amount in Sterling set opposite its name in
Schedule 1 and the amount of any other Bank's Commitment acquired by it under Clause 25 (Changes to the Parties); and

(b)	in relation to a Bank which becomes a Bank after the date of this
Agreement, the amount of any other Bank's Commitment acquired by it under Clause 25 (Changes to the Parties),

to the extent not cancelled, transferred or reduced under this Agreement.

"Commitment Period"
means the period from the date of this Agreement to the Repayment
Date (both dates inclusive).

"Default"
means an Event of Default or an event which, with the giving of notice or lapse of time provided for in Clause 17 (Default) (or any combination of the foregoing), would constitute an Event of Default.

"Director General"
means the person from time to time appointed by the Secretary of State to hold office as Director General of Electricity Supply for the purposes of the Act or any office which replaces the function of the Director General of Electricity Supply.

"Drawdown Date"
means the date of the advance of a Loan.

"EBITDA"
means, in respect of any Relevant Period, the total operating profit for continuing operations, acquisitions (as a component of continuing operations) and discontinued operations of the Group before taking into account:

(a)	Interest Payable and Interest Receivable;

(b)	all amounts provided for depreciation and amortisation
(including, without limitation, amortisation of any goodwill);

(c)	all exceptional and extraordinary items; and

(d)	all taxes,

in each case for that Relevant Period but after:

(A)	deducting any gain over book value arising in favour of the Group on the sale, lease or other disposal of any asset (other than on the sale of trading stock) during the Relevant Period and any gain arising on revaluation of any asset during that Relevant
Period, in each case to the extent that it would otherwise be taken into account, whether as an exceptional item or otherwise;
and

(B)	excluding the earnings or profit before interest, tax
depreciation and amortisation (as determined in accordance with the preceding paragraphs of this definition) and excluding all exceptional and extraordinary items of any company referred to in paragraph (a) of the definition of Project Finance Borrowings,

(all calculated on a consolidated basis disregarding any portion of any item taken into account in that calculation which is attributable to any minority interests in Subsidiaries).

"Environmental Law"
means any applicable law (including, without limitation, common law), regulation, directing code of practice, circular, guidance notice or the like concerning pollution or the protection of human health, the environment, the conditions of the work place or the manufacture, processing, generation, transportation, storage, treatment or disposal of dangerous substances, pollutants, contaminants, chemicals or toxic or hazardous substances or waste.

"Environmental Licence"
means any authorisation required by any Environmental Law.

"Existing Facilities"
means:

(a)	the bilateral credit facility made available to YPG under the agreement dated 31st July, 1997 and made between YPG and Union
Bank of Switzerland; and

(b)	each bilateral credit facility dated 2nd May, 1995 made available to the Borrower by Midland Bank PLC, Den Danske Bank
Aktieselskab, The Sumitomo Bank, Limited, Deutsche Bank AG
London, The Bank of Tokyo-Mitsubishi, Limited, National
Westminster Bank Plc, Union Bank of Switzerland and Morgan
Guaranty Trust Company of New York.

"Event of Default"
means an event specified as such in Clause 17.1 (Events of Default).

"Facility"
means the sterling revolving credit facility designated under Clause 2.1 (Facility), the terms of which are set out in this Agreement.

"Facility Office"
means the office(s) in the United Kingdom notified by a Bank to the Agent:

(a)	on or before the date it becomes a Bank; or

(b)	by not less than five Business Days' notice,

as the office through which it will perform all or any of its obligations under this Agreement.

"Fee Letter"
means a letter between the Arrangers and the Borrowers or a letter between (amongst others) the Agent and the Borrower, in each case dated 10th June, 1998, setting out, amongst other things, the amount of the fees referred to in Clause 19 (Fees).

"Finance Document"
means this Agreement, any Fee Letter, any Novation Certificate or any other document designated as such by the Agent and the Borrower.

"Finance Party"
means an Arranger, a Bank or the Agent.

"Group"
means the Borrower and its Subsidiaries.

"Information Memorandum"
means the Information Memorandum dated June, 1998 and prepared in connection with this Agreement.

"Interest Payable"
means, in respect of any Relevant Period, all interest payable and similar charges as shown in (or in the notes to) the financial statements of the Group (calculated on a consolidated basis) for the Relevant Period but excluding interest payable on Project Finance Borrowings by companies referred to in paragraph
(a) of that definition.

"Interest Period"
means each period determined in accordance with Clause 8
(Interest Periods).

"Interest Receivable"
means, in respect of any Relevant Period, all interest receivable and similar income as shown in (or in the notes to) the financial statements of the Group (calculated on a consolidated basis) for that Relevant Period but excluding interest receivable by a company of the type referred to in paragraph (a) of the definition of Project Finance Borrowings.

"Investments"
means, as at any date, the aggregate (calculated on a consolidated basis) of:

(a)	cash in hand in a jurisdiction where such amounts are freely transferable out of that jurisdiction and convertible into currencies dealt in on the London foreign exchange market;

(b)	money at call in a jurisdiction, and freely convertible into currencies, referred to in (a) above;

(c)	deposits and certificates of deposit the term of which has twelve months or less remaining to maturity in a jurisdiction, and freely convertible into currencies, referred to in (a) above;

(d)	United Kingdom gilts;

(e)	deposits made with the Commissioners of Inland Revenue in respect of which certificates of tax deposit have been issued by Her
Majesty's Treasury;

(f)	sterling bills of exchange eligible for rediscount at the Bank of
England;

(g)	bonds rated AA- (or the equivalent) or above by Standard & Poor's
Ratings Group, The Fitch IBCA Group or Duff & Phelps Credit
Rating Co. or Moody's Investors Service, Limited; and

(h)	any other negotiable money market instrument issued by an issuer in a jurisdiction, and convertible into currencies, referred to in (a) above with a maximum maturity of twelve months or less, excluding commercial paper (unless it is rated at least A1 (or the equivalent) by Standard & Poor's Ratings Group or The Fitch
IBCA Group or Duff & Phelps Credit Rating Co. or P1 by Moody's
Investors Service, Limited),

provided that, when the aggregate amount of Investments required to be taken into account for the purposes of this definition on any particular day is being ascertained, any such Investments denominated or repayable or in respect of which monies are payable in a currency other than sterling shall be taken into account at their sterling equivalent at the rate of exchange prevailing on that day in London using the Agent's spot rate as of 11.00 a.m. on such date for the purchase of such currency with sterling.

"LIBID"
means, in relation to an amount received by the Agent referred to in Clause 22.2(b) (Other indemnities), the arithmetic mean (rounded to four decimal places) of the rates, as supplied to the Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market at or about 11.00 a.m. on the relevant day for the taking of deposits in sterling and in an amount approximately equal to the amount so received from the Borrower for the period from and including the date that payment is received by the Agent to but excluding the last day of the Interest Period of the relevant Loan or amount.

"LIBOR"
means, in relation to an Interest Period:

(a)	the rate appearing on the Telerate Screen page 3750 or any
equivalent successor to such page or other page as appropriate on the Telerate Service or (failing which) such other service as may, from time to time, display the British Bankers' Association Interest Settlement Rates for deposits in sterling (as agreed between the Borrower and the Agent (acting reasonably)) (the "Telerate Screen"); or

(b)	(if no such offered rate for quotations appears on the Telerate
Screen) the arithmetic mean (rounded to four decimal places) of the relevant offered rates which appear on the relevant page of the Reuters Screen; or

(c)	(in the absence of manifest error, if no such offered rate for quotations appears on the Telerate Screen or the Reuters Screen) the arithmetic mean (rounded to four decimal places) of the rates, as supplied to the Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market,

(in each case) at 11.00 a.m. on the first day of that Interest
Period, as being the interest rate(s) quoted in the London interbank market for the offering of deposits in sterling for a period equal to that Interest Period.

"Licence"
means the public electricity supply licence granted by the Secretary of State to the Borrower under Section 6(I)(c) of the Act as modified or supplemented from time to time and, if any such licence is split by or with the consent of the Director General into more than one new licence, each such new licence.

"Licence Holder"
means at any time a member of the Group which then holds a Licence.

"Loan"
means, the principal amount of each borrowing by the Borrower under this Agreement or the principal amount outstanding of that borrowing.

"Majority Banks"
means, at any time, Banks:-

(a)	whose participations in the Loans then outstanding aggregate more than 662/3 per cent. of all the Loans then outstanding; or

(b)	if there are no Loans then outstanding, whose Commitments then aggregate more than 662/3 per cent. of the Total Commitments; or

(c)	if there are no Loans then outstanding and the Total Commitments have been reduced to nil, whose Commitments aggregated more than 662/3 per cent. of the Total Commitments immediately before the reduction.

"Mandatory Cost"
means the cost imputed to the Banks of compliance with the Mandatory Liquid Assets requirements of the Bank of England and the requirements of the Financial Services Authority expressed as a rate per annum and determined in accordance with Schedule 3.

"Margin"
means 0.325 per cent. per annum.

"Material Adverse Effect"
means a material adverse effect on the ability of the Borrower to perform and comply with:

(a)	from time to time, its obligations under Clause 16.15 (Financial covenants);

(b)	its payment obligations under the Finance Documents; or

(c)	in respect of Clauses 15.5 (Non-conflict), 15.10 (Litigation),
15.11 (Licence), 16.13 (Licence), 16.16 (Licence undertakings),
17.11 (Licence), 17.12 (Pooling and Settlement Agreement) and
17.13 (Compliance with the Act) only, any of its other material obligations under the Finance Documents.

"Net Interest Payable"
means, in respect of any Relevant Period, Interest Payable less
Interest Receivable for that Relevant Period.

"Novation Certificate"
means a certificate substantially in the form of Schedule 5.

"Original Group Accounts"
means the audited consolidated accounts of the Group for the year ended 31st March, 1998.

"Party"
means a party to this Agreement.

"Permitted Security Interest"
means any Security Interest:

(a)	arising pursuant to an order of attachment or injunction
restraining disposal of assets or similar legal process which is contested by the Borrower or any of its Subsidiaries in good faith or created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs or expenses where the Borrower or one of its Subsidiaries is prosecuting or defending such action in the bona fide interests of the Group;

(b)	arising by operation of law or contained in a contract for the sale of goods or supply of services entered into in the ordinary course of business of the company creating the same or which is a pledge over or assignment of documents of title, insurance policies and sale contracts in relation to commercial goods created or made in the ordinary course of business to secure the purchase price of goods or indebtedness to finance such purchase price;

(c)	over or affecting (1) any asset acquired by a member of the Group after the date hereof and subject to which such asset is acquired or (2) any asset of any company which becomes a member of the Group after the date hereof, where such Security Interest is created prior to the date on which such company becomes a member of the Group, provided that in each case:

(i)	the principal amount secured by such Security Interest is not increased either as a result of such acquisition or such company becoming a member of the Group or thereafter and, when aggregated with such other Security Interests under this paragraph (c), does not exceed (POUNDS)15,000,000 (or its equivalent in any other currency or currencies); or

(ii)	that Security Interest is discharged within 180 days of such acquisition or such company becoming a member of the Group;

(d)	which is a Security Interest (a "Substitute Security Interest")
which replaces any Permitted Security Interest and which secures an amount not exceeding the principal amount secured by such Permitted Security in such circumstances when such Permitted
Security Interest will be released as a consequence of such Substitute Security Interest being granted;

(e)	arising in connection with any cash management or netting
arrangements made between any banks or financial institutions and any member or members of the Group;

(f)	created prior to the date of this Agreement (including, without limitation, any existing Security Interest in favour of the European Investment Bank) provided the principal amount secured by such Security Interest shall not be increased after the date of this Agreement;

(g)	arising out of title retention provisions in a supplier's
standard conditions of supply of goods acquired by any member of the Group in the ordinary course of business;

(h)	over assets and/or (where such assets comprise substantially the whole of the assets of the owner thereof) shares or the like in the owner of such assets securing borrowings incurred to finance the cost of developing (or acquiring and developing) such assets
(and/or securing any indebtedness in respect of hedging actual or projected exposure in respect of these borrowings) where such borrowings are Project Finance Borrowings;

(i)	created under or pursuant to, or in accordance or connection with, the terms of any pooling and settlement agreement
(including, without limitation, the Pooling and Settlement
Agreement) or pooling and settling arrangements of the electricity supply industry or any transactions or arrangements entered into in connection with the management of risks relating thereto;

(j)	securing indebtedness not otherwise permitted to be secured by
Security Interests provided that the aggregate principal amount of the indebtedness so secured under this paragraph (j) shall not at any time exceed (POUNDS)10,000,000 or (if higher) 2 per cent.
of Adjusted Share Capital and Reserves; or

(k)	to the creation or subsistence of which the Majority Banks at any time consent in writing.

"Pooling and Settlement Agreement"
means an agreement dated 30th March 1990 (as amended and restated at 22nd April, 1994), made by the Borrower with The National Grid Company plc and others setting out the rules and procedures for the operation of an electricity trading pool and of a settlement system and, while the same has effect, the Initial Settlement Agreement dated 30th March 1990.

"Principal Subsidiary"
means the Borrower or a Subsidiary of the Borrower (not being a Subsidiary falling within category (a) of the definition of Project Finance Borrowings or any other Subsidiary of the Borrower whose only Borrowings are Project Finance Borrowings):

(a)	whose (i) net assets or (ii) turnover represent 10 per cent. or more of the net assets of the Group or consolidated turnover of the Group respectively, in each case as calculated by reference to the then latest audited financial statements of such Subsidiary (consolidated in the case of a company which itself has Subsidiaries and which, in the normal course, prepares consolidated accounts) and the then latest audited consolidated financial statements of the Group; or

(b)	to which is transferred all or substantially all of the business, undertaking and assets of a Subsidiary of the Borrower which immediately prior to such transfer is a Principal Subsidiary, whereupon the transferor Subsidiary shall immediately become a Principal Subsidiary and the transferee Subsidiary shall cease to be a Principal Subsidiary under the provisions of this sub-paragraph (b) (but without prejudice to the provisions of sub-paragraph (a) above), upon publication of its next audited financial statements; or

(c)	which is a Licence Holder.

"Project Finance Borrowings"
means any Borrowings to finance the ownership, acquisition, construction, development and/or operation of an asset:

(a)	made by a single purpose company (whether or not a member of the
Group) whose principal assets and business are constituted by the ownership, acquisition, construction, development and/or operation of an asset and whose liabilities in respect of the relevant financing are not directly or indirectly the subject of a guarantee, indemnity or any other form of assurance, undertaking or support from any member of the Group except as expressly referred to in paragraph (b)(iii) below; or

(b)	in respect of which the person or persons to whom such Borrowings are or may be owed by the relevant borrower (whether or not a member of the Group) has or have no recourse whatsoever to any member of the Group for the repayment of or payment of any sum relating to such Borrowings other than:

(i)	recourse to the relevant borrower for amounts limited to the aggregate cash flow or net cash flow (other than historic cash flow or historic net cash flow) from such asset; and/or

(ii)	recourse to such borrower for the purpose only of enabling
amounts to be claimed in respect of those Borrowings in an enforcement of any Security Interest given by such borrower over such asset or the income, cash flow or other proceeds arising therefrom (or given by any shareholder or the like in the borrower over its shares or the like in the capital of the relevant borrower) to secure those Borrowings or any recourse referred to in (iii) below, provided that (A) the extent of such recourse to such borrower is limited solely to the amount of any recoveries made on any such enforcement, and (B) such person or persons are not entitled, by virtue of any right or claim arising out of or in connection with such Borrowings, to commence proceedings for the winding up or dissolution of the borrower or to appoint or procure the appointment of any receiver, trustee or similar person or officer in respect of the borrower or any of its assets (save for the assets the subject of such Security Interest); and/or

(iii)	recourse to such borrower generally, or directly or indirectly to a member of the Group under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or any obligation to procure payment by another or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the person against whom such recourse is available; or

(c)	which the Agent (acting on the instructions of the Majority
Banks) shall have agreed (acting reasonably) in writing to treat as a Project Finance Borrowing for the purposes of this Agreement.

"Qualifying Bank"
means a bank which:

(a)	is a bank within the meaning of Section 840A of the Income and
Corporation Taxes Act 1988;

(b)	will be beneficially entitled to any interest to be paid to it
(as a Bank) under this Agreement; and

(c)	is within the charge to United Kingdom corporation tax as
respects such interest.

"Reference Banks"
means, subject to Clause 25.4 (Reference Banks), the Agent,
Deutsche Bank AG London and National Westminster Bank Plc.

"Relevant Period"
means each period of 12 months ending on the date of the audited consolidated accounts for each of the Borrower's financial years and on the date of the Borrower's unaudited consolidated accounts for the first half of each of the Borrower's financial years.

"Repayment Date"
means the fifth anniversary of the date of this Agreement.

"Request"
means a request made by the Borrower for a Loan, substantially in the form of Schedule 4.

"Rollover Loan"
means one or more Loans:

(a)	whose proposed Drawdown Date is the same as the last day of the
Interest Period of one or more existing Loans; and

(b)	whose aggregate principal amount does not exceed the aggregate outstanding principal amount of all existing Loans whose Interest
Period ends on that Drawdown Date.

"Secretary of State"
means the person from time to time holding office as the Secretary of State for Trade and Industry or any successor office thereto.

"Security Interest"
means any mortgage, pledge, lien (other than a lien arising by operation of law), charge or other security interest.

"Subordinated Debt"
means, at any time, the outstanding amount (including capitalised interest) of Borrowings which is:

(a)	owing by the Borrower to any of its shareholders; and

(b)	fully subordinated to the indebtedness of the Borrower under this
Agreement by a subordination agreement in an agreed form.

"Subsidiary"
means:-

(a)	a subsidiary within the meaning of Section 736 of the Companies
Act 1985 as amended by Section 144 of the Companies Act 1989; and

(b)	unless the context otherwise requires, a subsidiary undertaking within the meaning of Section 21 of the Companies Act 1989.

"Total Commitments"
means the aggregate for the time being of the Commitments, being (POUNDS)50,000,000 at the date of this Agreement.

"YEG Facility"
means the agreement dated on or about the date of this Agreement and made between the Borrower, the Arrangers, the Banks and the Agent.

"YPG"
means Yorkshire Power Group Limited.

1.2	Construction
(a)	In this Agreement, unless the contrary intention appears, a
reference to:-

(i)	an "agreed form" means, in the case of a document, the form of that document agreed between the Borrower and the Agent as evidenced by the initialling of that document (or other written confirmation of the same) by the Borrower and the Agent or their respective legal advisers;

"assets" includes present and future properties, revenues and rights of every description;

an "authorisation" includes an authorisation, consent, approval, resolution, licence, exemption, filing and registration;

a "month" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that, if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last day in that calendar month;

a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which a relevant person is accustomed to comply) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organisation;

"(POUNDS)" and "sterling" means the lawful currency for the time being of the United Kingdom; and

"tax" includes any present or future tax, levy, impost, duty, charge, fee deduction or withholding of any nature and whatever called by whomsoever and wherever imposed, levied, collected, withheld or assessed;

(ii)	a provision of law is a reference to that provision as amended or re-enacted;

(iii)	a Clause or a Schedule is a reference to a clause of or a
schedule to this Agreement;

(iv)	a person includes its successors and assigns;

(v)	a Finance Document or another document is a reference to that
Finance Document or other document as amended, novated or supplemented; and

(vi)	a time of day is a reference to London time.

(b)	Unless the contrary intention appears, a term used in any other
Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance
Document or notice as in this Agreement.

(c)	The index to and the headings in this Agreement are for
convenience only and are to be ignored in construing this Agreement.

1.3	Financial definitions
In this Agreement, Adjusted Share Capital and Reserves as at the end of a Relevant Period, and EBITDA, Interest Payable and Interest Receivable for any Relevant Period shall be determined or calculated by reference to the financial statements of the Borrower, or any other relevant entity for that Relevant Period delivered to the Agent under Clause 16.2 (Financial information).

2.	THE FACILITY
2.1	Facility
(a)	Subject to the terms of this Agreement, the Banks agree to make
Loans (being revolving Loans) available to the Borrower during the Commitment Period up to an aggregate principal amount not exceeding at any time the aggregate of the Commitments.

(b)	No Bank is obliged to lend more than its Commitment.

2.2	Nature of a Finance Party's rights and obligations
(a)	The obligations of a Finance Party under the Finance Documents are several. Failure of a Finance Party to carry out those obligations does not relieve any other Party of its obligations under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance
Documents.

(b)	The rights of a Finance Party under the Finance Documents are divided rights. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

2.3	Change of currency
(a)	If more than one currency or currency unit denomination are at the same time recognised by the central bank of any country as the lawful currency of that country, then:-

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent; and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange or conversion rate recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent acting reasonably.

(b)	If a change in any currency of a country occurs, this Agreement will be amended to the extent the Agent specifies to be necessary to reflect the change in currency and to put the Banks and the Borrower in the same position, so far as possible, that they would have been in if no change in currency had occurred.

3.	PURPOSE
(a)	The Borrower shall apply each Loan made to it under the Facility towards its general corporate purposes and those of its Subsidiaries.

(b)	Without affecting the obligations of the Borrower in any way, no
Finance Party is bound to monitor or verify the application of any Loan.

4.	CONDITIONS PRECEDENT
4.1	Documentary conditions precedent
	The Borrower may not deliver a Request until the Agent has notified the Borrower and the Banks that it has received all the documents set out in Schedule 2 in the agreed form or, if not in the agreed form, in form and substance satisfactory to the Agent.

4.2	Conditions precedent to first Loan
The obligation of each Bank to make the first Loan to the Borrower is subject to the further condition precedent that the Agent has received evidence satisfactory to it that, on that first Drawdown Date, the Existing Facilities have been (or will be immediately following the making of the first Loan) prepaid and cancelled in full.

4.3	Further conditions precedent
The obligation of each Bank to make any Loan is subject to the further conditions precedent that on both the date of the Request and the Drawdown Date:-

(a)	the representations and warranties in Clause 15 (Representations and warranties) to be repeated on those dates are correct in all material respects and will be correct in all material respects immediately after the Loan is made; and

(b)	(i)	(in the case of a Loan other than a Rollover Loan) no
Default;

(ii)	in the case of a Rollover Loan, no Event of Default

is outstanding or would result from the making of the Loan.

5.	DRAWDOWN
5.1	Commitment Period
(a)	The Borrower may borrow a Loan under the Facility during the
Commitment Period if the Agent receives, not later than 10.00 a.m. on the Business Day before the proposed Drawdown Date a duly completed Request. Each Request is irrevocable.

(b)	The Commitments shall automatically be cancelled in full on the
Repayment Date.

5.2	Completion of Requests
A Request will not be regarded as having been duly completed unless:-

(a)	the Drawdown Date is a Business Day (which must fall before the
Repayment Date);

(b)	the principal amount of the Loan is a minimum of
(POUNDS)5,000,000 and is an integral multiple of (POUNDS)5,000,000 or the balance of the undrawn Commitment;

(c)	the Interest Period selected complies with Clause 8 (Interest
Periods); and

(d)	the payment instructions comply with Clause 10 (Payments).

Each Request must specify one Loan only, but the Borrower may, subject to the other terms of this Agreement, deliver more than one Request on any one day. Unless otherwise agreed by the Agent, the number of Loans outstanding, together with the number of sterling-denominated loans outstanding under the YEG Facility, shall not at any time exceed ten.

5.3	Advance of Loan
(a)	The Agent shall promptly notify each Bank of the details of a requested Loan and the amount of its participation in that Loan.

(b)	Subject to the terms of this Agreement, each Bank shall make its participation in a Loan available to the Agent for each Borrower on the relevant Drawdown Date.

(c)	The amount of each Bank's participation in a Loan will be the proportion of the Loan which its Commitment bears to the Total
Commitments on the proposed Drawdown Date.

6.	REPAYMENT
6.1	Repayment
Each Loan shall be repaid in full by the Borrower on the last day of the Interest Period for that Loan.

6.2	Re-borrowing
	Amounts repaid under the Facility may be re-borrowed, in accordance with the terms of this Agreement, prior to the Repayment Date.

7.	PREPAYMENT AND CANCELLATION
7.1	Voluntary prepayment
(a)	The Borrower may at any time, by giving not less than five
Business Days' prior notice (or such shorter period as the Majority Banks may agree) to the Agent, prepay any Loan made to it in whole or in part (but, if in part, in a minimum amount of (POUNDS)5,000,000 and an integral multiple of (POUNDS)5,000,000).

(b)	Any prepayment of a Loan under this Clause 7.1 shall be applied pro rata against the participations of each Bank participating in that Loan.

7.2	Voluntary cancellation
(a)	The Borrower may, by giving not less than five Business Days'
prior notice (or such lesser period as the Majority Banks may agree) to the Agent, cancel the undrawn amount of the Total
Commitments in relation to the Facility in whole or in part (but, if in part, in a minimum amount of (POUNDS)5,000,000 and an integral multiple of (POUNDS)5,000,000).

(b)	Any cancellation in part shall be applied pro rata against the
Commitment of each Bank.

7.3	Additional right of prepayment and cancellation
(a)	If:-

(i)	the Borrower is required to pay to a Finance Party any additional amounts under Clause 11 (Taxes); or

(ii)	the Borrower is required to pay to a Finance Party any amount under Clause 13 (Increased costs)

then, without prejudice to the obligations of the Borrower under those Clauses, the Borrower may, whilst the relevant circumstances continue, serve a notice of prepayment and cancellation on that Bank through the Agent. In that event:-

(i)	the Commitment of that Bank shall be cancelled; and

(ii)	on the date falling five Business Days after the date of service of the notice, the Borrower shall prepay that Bank's participation in all the Loans made to it.

(b)	If interest on a Loan is being calculated in accordance with
Clause 12.2 (Alternative basis), then, without prejudice to the obligations of the Borrower under that Clause, the Borrower may, whilst the relevant circumstances continue, serve a notice of prepayment and cancellation on each Bank through the Agent. On the date falling five Business Days after the date of service of the notice, the Borrower giving such notice shall prepay all the Loans made to it (or them).

7.4	Miscellaneous provisions
(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable.

(b)	All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to Clause 22.2 (Other indemnities), without premium or penalty.

(c)	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(d)	Subject to the terms of this Agreement, amounts prepaid under the
Facility at any time may be reborrowed.

8.	INTEREST PERIODS
8.1	General
	Each Loan shall have one Interest Period only.

8.2	Selection
(a)	The Borrower shall select the Interest Period for a Loan in the relevant Request.

(b)	Subject to the following provisions of this Clause 8, each
Interest Period will be either an approved duration or an optional duration as so selected under paragraph (a) above.

In this Clause 8:-

"approved duration" means one, two, three or six months; and

"optional duration" means any other period agreed by the Banks.

(c)	No Interest Period for any Loan may extend beyond the Repayment
Date.

8.3	Selection of an optional duration
(a)	If the Borrower selects an Interest Period of an optional
duration, it may also select an Interest Period of an approved duration to apply if the selection of an optional duration becomes ineffective in accordance with paragraph (b) below.

(b)	If:-

(i)	the Borrower requests an Interest Period of an optional duration;
and

(ii)	the Agent notifies the Borrower not later than 10.30 a.m. on the first Business Day of that Interest Period that matching deposits are not available to the Reference Banks in the London interbank market to fund the Loan for that Interest Period,

the Interest Period for that Loan shall be the alternative period so specified or, in the absence of any alternative selection, one month.

8.4	Non-Business Days
	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next
Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.5	Notification
The Agent shall notify each relevant Party of the duration of each Interest Period promptly after ascertaining its duration.

9.	INTEREST
9.1	Interest rate
The rate of interest on each Loan for its Interest Period is the rate per annum determined by the Agent to be the aggregate of the applicable:-

(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost.

9.2	Due dates
Except as otherwise provided in this Agreement, accrued interest on each Loan is payable by the Borrower on the last day of each Interest Period for that Loan and also, if the Interest Period is longer than 6 months, on the date falling 6 months after the first day of that Interest Period.

9.3	Default interest
(a)	If the Borrower fails to pay any amount payable by it under this
Agreement, it shall forthwith on demand by the Agent pay interest on the overdue amount from the due date up to the date of actual payment, as well after as before judgment, at a rate (the
"default rate") determined by the Agent to be 1 per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for such successive Interest Periods of such duration as the Agent may determine (each a "Designated Interest Period").

(b)	The default rate will be determined by the Agent on each Business
Day or the first day of, or two Business Days before the first day of, the relevant Designated Interest Period, as appropriate.

(c)	If the default rate is to be calculated by reference to LIBOR and no rates are being quoted on the Telerate Screen or the Reuters
Screen and the Agent determines that deposits of the overdue amount are not at the relevant time being made available by the Reference Banks to leading banks in the London interbank market, the default rate will be determined by reference to the cost of funds to the Agent from whatever sources it may select.

(d)	Default interest will be compounded at the end of each Designated
Interest Period.

9.4	Notification
The Agent shall promptly notify each relevant Party of each determination of each rate of interest under this Agreement.

10.	PAYMENTS
10.1	Place
All payments under the Finance Documents by the Borrower or a Bank shall be made to the Agent to its account at such office or bank in the U.K. as it may notify to the Borrower or Bank for this purpose.

10.2	Funds
Payments under the Finance Documents to the Agent shall be made for value on the due date at such times and in such funds as the Agent may specify as being customary at the time for the settlement of transactions in sterling.

10.3	Distribution
(a)	Each payment received by the Agent under the Finance Documents for another Party shall, subject to paragraphs (b) and (c) below, be made available by the Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such bank in the principal financial centre of the country of the relevant currency as it may notify to the Agent for this purpose by not less than five Business Days' prior notice.

(b)	The Agent may apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under this Agreement or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is to be paid under this Agreement to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Agent may, however, assume that the sum has been paid to it in accordance with this Agreement and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Agent has paid a corresponding amount to another Party, that Party shall refund the corresponding amount within three Business Days of demand, together with interest on that amount from the date of payment to the date of receipt, calculated at a rate determined by the Agent to reflect its cost of funds.

10.4	Currency
(a)	Amounts payable in respect of costs, expenses and taxes and the like are payable in the currency in which they are incurred.

(b)	Any other amount payable under the Finance Documents is, except as otherwise provided in the Finance Documents, payable in sterling.

10.5	Set-off and counterclaim
All payments made by the Borrower under the Finance Documents shall be made without set-off or counterclaim.

10.6	Non-Business Days
(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

10.7	Partial payments
(a)	If the Agent receives a payment insufficient to discharge all the amounts then due and payable by the Borrower under this Agreement, the Agent shall apply that payment towards the obligations of the Borrower under this Agreement in the following order:-

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under this Agreement;

(ii)	secondly, in or towards payment pro rata of any accrued interest due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by all the Banks, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any
appropriation made by a Borrower.

11.	TAXES
11.1	Gross-up
Subject to Clause 11.4 (Exceptions from gross-up), each payment to be made by the Borrower under this Agreement shall be made free and clear of and without deduction or withholding (whether for or on account of tax or otherwise) unless the Borrower is required by law to make such a payment subject to such deduction or withholding in respect of any taxes imposed by laws of the United Kingdom or any federation or association of sovereign states of which the United Kingdom is a member ("Relevant Taxes"). If any Relevant Tax or amounts in respect of Relevant Tax must be deducted, or any other deductions must be made, from any amounts payable or paid by the Borrower, or paid or payable by the Agent to a Bank, under the Finance Documents, the Borrower shall (subject as provided in this Clause) increase the sum payable to the extent necessary to ensure that, after the making of such deduction or withholding, the relevant Bank receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

11.2	Tax receipts
Within 30 days after paying any sum from which it is required by law to make any deduction or withholding, the Borrower shall deliver to the Agent for the relevant Bank evidence satisfactory to that Bank of that deduction, withholding or payment and (where remittance is required) of the remittance thereof to the relevant taxing or other authority (a receipt by the relevant taxing or other authority being deemed to be such evidence).

11.3	Tax credits
If the Borrower makes a payment under Clause 11.1 (Gross-up) for the account of a Bank and that Bank determines that it has received or been granted a credit against or relief or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding under Clause 11.1 (Gross-up) that Bank shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay the that Borrower such amount as that Bank determines is attributable to such deduction or withholding under Clause 11.1 (Gross-up) and which will leave that Bank (after such payment) in no better or worse position than it would have been in if the Borrower had not been required to make such deduction or withholding under Clause 11.1 (Gross-up). Nothing in this Clause 11.3 shall interfere with the right of a Bank to arrange its tax affairs in whatever manner it thinks fit nor oblige a Bank to disclose any information relating to its tax affairs or any computations in respect thereof.

11.4	Exceptions from gross-up
(a)	If:

(i)	a Bank is not or ceases to be a Qualifying Bank; and

(ii)	as a result the Borrower is required to deduct or withhold United
Kingdom income tax in respect of payments of interest to be made by the Borrower to that Bank under this Agreement,

then the Borrower shall not be liable to pay under Clause 11.1 (Gross-up) in respect of any such payment of interest any amount in excess of the amount it would have been obliged to pay if that Bank were a Qualifying Bank provided that this Clause 11.4 shall not apply if, after the date of this Agreement any change occurs in, or in the official interpretation or application of, any relevant law or the practice of the United Kingdom Inland Revenue and as a result thereof that Bank is not or ceases to be a Qualifying Bank.

(b)	The obligation of the Borrower to pay an additional amount under
Clause 11.1 (Gross-up) shall not apply to the extent that the tax deducted is tax on the overall net income of a Bank save to the extent that such tax is in respect of the relevant payment from which the deduction must be made.

11.5	Notification
If at any time after the date of this Agreement a Bank is aware that it is not or will cease to be a Qualifying Bank (for whatever reason), it shall promptly notify the Borrower through the Agent.

12.	MARKET DISRUPTION
12.1	Absence of quotations
If LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply an offered rate by
11.30 a.m. on the Drawdown Date, the applicable LIBOR shall, subject to Clause 12.2 (Market disruption), be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption
If:

(a)	LIBOR is to be determined by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 11.30 a.m. on the Drawdown Date or the Agent otherwise determines that, by reason of circumstances affecting the London Interbank Market generally and not specific to the Bank or Banks concerned, adequate and fair means do not exist for ascertaining LIBOR; or

(b)	the Agent receives notification from Banks whose participations in a Loan exceed 50 per cent. of that Loan that, by reason of circumstances affecting the London Interbank Market generally and not specific to the Bank or Banks concerned:-

(i)	matching deposits will not be available to them in the London interbank market in the ordinary course of business to fund their participations in that Loan for the relevant Interest Period; or

(ii)	the cost to them of matching deposits in the London interbank market would be in excess of LIBOR for the relevant Interest
Period,

the Agent shall promptly notify the Borrower and the relevant
Banks of the fact and that this Clause 12 is in operation.

12.3	Alternative basis
(a)	If a notification under Clause 12.2 (Market disruption) applies to a Loan which has not been made:

(i)	that Loan shall still be made;

(ii)	the Interest Period of that Loan shall be one month; and

(iii)	interest in respect of that Loan shall be calculated in
accordance with paragraph (b) below.

(b)	If a notification under Clause 12.2 (Market disruption) applies to a Loan which is made under paragraph (a) above or which is outstanding then, notwithstanding any other provision of this
Agreement:

(i)	within five Business Days of receipt of the notification, the
Borrower and the Agent shall enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding applicable to that Loan and/or any other Loans;

(ii)	if no alternative basis is agreed, the Agent shall certify on or before the last day of the Interest Period to which the notification relates an alternative basis for maintaining that Loan, which shall be binding on the relevant Borrower; and

(iii)	any such alternative basis may include an alternative method of fixing the interest rate, alternative Interest Periods or alternative currencies but it must reflect the cost to the Banks of funding the Loan from whatever sources they may select plus the Margin plus any Mandatory Cost.

(c)	The Agent shall consult with the Borrower at least once every
14 days after the occurrence and during the continuance of the circumstances specified in the foregoing provisions of this Clause 12 with a view to reverting to the normal provisions for the determination of the rates of interest applicable to any Loan.

13.	INCREASED COSTS
13.1	Increased costs
(a)	Subject to Clause 13.2 (Exceptions), the Borrower shall within five Business Days of a demand by a Bank pay to that Bank the amount of any increased cost incurred by it or its holding company as a result of any change in or change in the interpretation or application of any law or regulation (including any law or regulation relating to taxation, or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control).
Any such demand shall set out in reasonable detail the calculation and the cause of the amounts claimed and contain confirmation that the affected Bank is taking the same approach in relation to the majority of its other facilities of a similar nature.

(b)	In this Agreement "increased cost" means:

(i)	an additional cost incurred by a Bank or its holding company as a result of that Bank having entered into, or performing, maintaining or funding its obligations under, this Agreement; or

(ii)	that portion of an additional cost incurred by a Bank or its holding company in that Bank making, funding or maintaining all or any advances comprised in a class of advances formed by or including the Loans made or to be made under this Agreement as is attributable to it or its holding company in that Bank making, funding or maintaining the Loans; or

(iii)	a reduction in any amount payable to a Bank or its holding
company or the effective return to a Bank or its holding company under this Agreement or on its capital; or

(iv)	the amount of any payment made by a Bank or its holding company, or the amount of any interest or other return foregone by a Bank or its holding company, calculated by reference to any amount received or receivable by a Bank under this Agreement.

13.2	Exceptions
Clause 13.1 (Increased costs) does not apply to any increased cost:-

(a)	compensated for by the payment of the Mandatory Cost;

(b)	compensated for by the operation of Clause 11 (Taxes) or which would have been compensated under that Clause but for the operation of Clause 11.4 (Exceptions from gross-up);

(c)	attributable to any change in the rate of tax on the overall net income of a Bank;

(d)	occurring as a result of any negligence or default of a Bank, including, without limitation, a breach by a Bank of any fiscal, monetary or capital adequacy limit imposed on it by any law or regulation; or

(e)	occurring as a result of a transfer or novation of a Bank's
rights or obligations under this Agreement; or

(f)	any increased cost attributable to any implementation of the proposals contained in any of:-

(i)	the statement of the Basle Committee on Banking Regulations and
Supervisory Practices dated July 1988 and entitled "International
Convergence of Capital Measurement and Capital Standards"; or

(ii)	the EC Solvency Ratio Directive, EC Own Funds Directive, or
EC Capital Adequacy Directive or any law, regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental body, central bank, agency, department, regulatory, self-regulatory or other authority in any jurisdiction, implementing, applying or supplementing any of them with which a Bank complies or is required to comply, in each case as published before the date of this Agreement unless it results from any change in, or change in the interpretation of or application of, that statement, Directive, law, regulation, rule, official directive, request or guideline after the date of this Agreement.

14.	ILLEGALITY AND MITIGATION
14.1	Illegality
If it is or becomes unlawful in any jurisdiction for a Bank to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan, then:-

(a)	that Bank may notify the Borrower through the Agent accordingly;
and

(b)	(i)	the Borrower shall forthwith prepay the participations of
that Bank in all or part of the Loans made to it to the extent necessary to avoid the relevant illegality, together with accrued interest on that portion of those Loans; and

(ii)	the Commitment of that Bank shall be reduced to such amount as would be lawful or (if no such amount would be lawful) to zero,

in each case, on or before the last day before the relevant unlawfulness takes effect.

14.2	Mitigation
If circumstances arise which would, or would on the giving of notice, result in:-

(a)	any additional amounts becoming payable under Clause 11 (Taxes);
or

(b)	any amount becoming payable under Clause 13 (Increased costs); or

(c)	any prepayment, early payment or cancellation under Clause 14.1
(Illegality),

then, without limiting the obligations of the Borrower under this Agreement and without prejudice to the terms of Clauses 11 (Taxes), 13 (Increased costs) and 14.1 (Illegality), the affected Finance Party may, in consultation with the Borrower, take such steps as may reasonably be open to it to mitigate or remove such circumstance, including (without limitation) the transfer of its rights and obligations under this Agreement to another branch or another bank or financial institution acceptable to the Borrower, unless to do so would (in the sole opinion of the affected Finance Party) be prejudicial to it.

15.	REPRESENTATIONS AND WARRANTIES
15.1	Representations and warranties
The Borrower makes the representations and warranties set out in this Clause 15 (Representations and warranties) to each Finance
Party.

15.2	Status
(a)	It is a limited liability company, duly incorporated and validly existing under the laws of England;

(b)	each member of the Group has the power to own its assets and carry on its business as it is being conducted;

(c)	each Licence Holder has been duly licensed and authorised by the
Secretary of State under Section 6(I)(c) of the Act for the generation, distribution and/or supply of electricity and the Licence is in full force and effect.

15.3	Powers and authority
It has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

15.4	Legal validity
Except as stated in any qualifications as to matters of law in any legal opinion referred to in Schedule 2, each Finance
Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation.

15.5	Non-conflict
(a)	The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with the Licence in any material respect.

(b)	The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not:-

(i)	conflict with any law or regulation or authorisation or judicial or official order in any material respect; or

(ii)	conflict with the constitutional documents of any member of the
Group; or

(iii)	conflict with the Licence or any document which is binding upon any member of the Group or any asset of any member of the Group to an extent or in a manner which would have a Material Adverse
Effect.

15.6	No default
No Event of Default or Default is outstanding which has not been remedied or waived or would result from the making of any Loan.

15.7	Authorisations
All authorisations which are necessary for the entry into, performance and validity of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect.

15.8	Accounts
	On and from the date that audited consolidated accounts of the Group are first delivered to the Agent under Clause 16.2
(Financial information), the audited consolidated accounts of the Group most recently delivered to the Agent:-

(a)	have been prepared in accordance with accounting principles and practices generally accepted in the United Kingdom; and

(b)	(in conjunction with the notes thereto) give a true and fair view of the consolidated financial condition of the Group as at the date to which they were drawn up.

15.9	Material adverse change
	Since the date as at which the most recent audited consolidated financial statements of the Borrower were stated to be prepared, there has been no material adverse change in the financial condition of Group taken as a whole.

15.10	Litigation
Save as disclosed in writing to the Agent prior to the date of this Agreement no litigation or arbitration is current or, to its knowledge, pending or has been threatened in writing, which are likely to be determined adversely to it and, if so determined, might reasonably be likely to have a Material Adverse Effect.

15.11	Licence
(a)	The Licence is in full force and effect and there exist no
material breaches of the terms of the Licence.

(b)	There are no circumstances in existence which would be likely to lead the Director General or the Secretary of State to seek to revoke the Licence except in each case where the relevant event or circumstances would not have a Material Adverse Effect.

(c)	The Borrower has not breached:

(i)	any requirement of the Act or any regulations made thereunder; or

(ii)	any other statutory requirement or any final order or confirmed provisional order in each case made under the Act; or

(iii)	any undertaking given by it to the Director General or the
Secretary of State in relation to the conduct of its business as a generator of electricity or as a public electricity supplier
(as the case may be),

the consequence of which is reasonably likely to have a Material
Adverse Effect.

(d)	Neither the Director General nor the Secretary of State has given notice to revoke a Licence.

(e)	Save as described in writing to the Agent no amendment of any of the terms of a Licence has been made or proposed which is reasonably likely to have a Material Adverse Effect.

15.12	Information
To the best of the knowledge of the Borrower after due enquiry:

(a)	the factual information contained in Sections 4, 5 and 6 of the
Information Memorandum (other than the information referred to in paragraph (b) below) was true in all material respects as at its date;

(b)	the factual information contained in the Information Memorandum which has been taken from the SEC filing dated 3rd June, 1998 was true in all material respects as at the date of that SEC filing;

(c)	all estimates and projections contained in the Information
Memorandum were prepared by the Borrower based upon assumptions that the Borrower considered to be reasonable as at the date of their preparation and on the basis of information available to the Borrower provided by third parties the Borrower believed, in each case, to be reliable, except that no representation is made that these estimates or projections will be achieved;

(d)	the Information Memorandum did not omit as at its date any
information which renders the information contained in it untrue or misleading in any material respect; and

(e)	as at the date of the Credit Agreement, nothing has occurred since the date of the Information Memorandum which renders the factual information contained in Sections 4, 5 and 6 of the Information Memorandum untrue or misleading in any material respect.

15.13	Times for making representations and warranties
The representations and warranties set out in this Clause 15
(Representations and warranties):-

(a)	are made on the date of this Agreement; and

(b)	(other than the representations in Clauses 15.2(c) (Status),
15.5(a) (Non-conflict), 15.9 (Material adverse change), 15.10 (Litigation), 15.11(c) to (e) (Licence) and 15.12 (Information)) are deemed to be repeated by the Borrower on the date of each Request made by it and the first day of each Interest Period of a Loan with reference to the facts and circumstances then existing but as if the words in Clause 15.6 (No default) "or Default" had been deleted.

16.	UNDERTAKINGS
16.1	Duration
The undertakings in this Clause 16 (Undertakings) remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

16.2	Financial information
The Borrower shall supply to the Agent (with sufficient copies for all the Banks):-

(a)	as soon as the same are available (and in any event within
180 days of the end of each of its financial years), the audited consolidated accounts of the Group for that financial year;

(b)	as soon as the same are available (and in any event within
90 days of the end of the first half-year of each of its financial years), the unaudited consolidated accounts of the Group for that half-year; and

(c)	together with the accounts specified in paragraphs (a) and (b)
above, a certificate signed by two of its directors on its behalf setting out in reasonable detail computations establishing compliance with Clause 16.15 (Financial covenants),

and all such accounts supplied under paragraphs (a) or (b) above shall be prepared in accordance with accounting principles generally accepted in the United Kingdom.

16.3	Information - Miscellaneous
The Borrower shall supply to the Agent (with sufficient copies for all the Banks, if the Agent so requests):-

(a)	all documents despatched by it to its creditors generally or (if it is not a close company within the meaning of Section 414 of the Income and Corporation Taxes Act, 1988) to its shareholders generally (or any class of its shareholders generally) at the same time as they are despatched;

(b)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened in writing or pending, and which if they had been current or threatened in writing on the date of this Agreement would have resulted in the representation in Clause 15.10
(Litigation) being incorrect in any material respect; and

(c)	promptly upon becoming aware that any modifications to the
Licence are being proposed by the Director General or the Secretary of State, reasonable details thereof, to be updated from time to time to reflect any changes, provided that such details shall be required to be reported to the Agent hereunder, only to the extent that if such proposed modifications were to be made to the Licence, compliance with such modification or undertaking would have a Material Adverse Effect.

16.4	Notification of Default
The Borrower shall notify the Agent of any Default or Event of Default affecting it (and the steps, if any, being taken to remedy it) promptly upon its occurrence.

16.5	Compliance certificates
The Borrower shall supply to the Agent:-

(a)	together with the accounts specified in Clause 16.2(a) (Financial information); and

(b)	promptly if the Agent so requests (but no more often than twice in a calendar year (excluding the certificate under paragraph (a) above)),

a certificate signed by two of its directors on its behalf certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

16.6	Authorisations
The Borrower shall:-

(a)	use all reasonable endeavours to obtain, maintain and comply in all material respects with the terms of; and

(b)	(if requested) supply certified copies to the Agent of,

any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or admissibility in evidence of, any Finance Document.

16.7	Pari passu ranking
The Borrower shall procure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured obligations, except for taxes, national insurance contributions, local or water authority rates and employee remuneration and benefits which are mandatorily preferred by law applying to companies generally or by the Act.

16.8	Negative pledge
(a)	The Borrower shall not, and shall procure that none of its
Subsidiaries will, create or permit to subsist any Security
Interest on any of its assets.

(b)	Paragraph (a) does not apply to Permitted Security Interests or to Security Interests arising under the Act.

16.9	Disposals
	The Borrower shall not, and shall procure that no other Subsidiary of the Borrower shall, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant or lease or otherwise dispose of all or any substantial part of the assets of the Group.

The paragraph above does not apply to:

(a)	sales, conveyances, transfers or other disposals in the ordinary course of business on arm's length terms or otherwise at market value; or

(b)	sales, conveyances, transfers or other disposals the aggregate book value of which is at the time of the final such disposal in any financial year 7.5 per cent. or less of Adjusted Share
Capital and Reserves; or

(c)	disposals to another member of the Group provided that such
disposals shall only be made to:

(i)	a wholly owned Subsidiary of a Borrower;

(ii)	another person who immediately after such disposal becomes a wholly owned subsidiary of the Borrower; or

(iii)	another member of the Group if the interest of the Borrower in that transferee is no less than its interest in the transferor;
or

(d)	disposals of assets in exchange for other assets similar as to type and value or where all or a substantial part of the net proceeds of such disposal are used within 60 days of the disposal
(or such longer period as the Majority Banks may agree) in the acquisition of such assets; or

(e)	disposals of cash raised or borrowed or temporary investments representing surplus funds; or

(f)	the expenditure of cash in the ordinary course of business
including, without limitation, for the repayment of any debt or the acquisition of any asset; or

(g)	the payment of any dividend or distribution whatsoever and
whether extraordinary or special in nature or otherwise, in each case, in cash or in specie; or

(h)	disposals on normal commercial terms of old and/or obsolete
plant or equipment; or

(i)	any distribution of the surplus assets of a Subsidiary (not being a Principal Subsidiary) in a liquidation or winding up not involving insolvency; or

(j)	disposals (with or without recourse) of receivables at arm's length and on normal commercial terms (or by way of securitisation or monetisation) provided that such disposal would not of itself be reasonably likely to result in a breach of the Borrower's obligations under Clause 16.15 (Financial covenants) either at the time of the disposal or following the disposal; or

(k)	the sale at arm's length of any of the shares in Ionica PLC owned by the Borrower; or

(l)	the sale at arm's length or otherwise at market value of the power generation assets owned by members of the Group; or

(m)	with the prior written consent of the Majority Banks.

16.10	Change of business
Unless the Agent (acting on the instructions of the Majority Banks) otherwise agrees or the change arises by operation of law, the Borrower shall not permit the Group as a whole to make any substantial change in the nature of its business as a distributor and/or supplier of electricity within its authorised area which, when taken together, would account for more than 10 per cent. of the consolidated gross assets and/or turnover of the Group.

16.11	Restriction on Borrowings
	No member of the Group will incur or have outstanding any Borrowings other than:

(a)	under the Finance Documents;

(b)	for the purpose of refinancing the Facility in full on the date on which such Borrowings are first utilised;

(c)	for the purpose of refinancing part of the Facility;

(d)	Borrowings owing by one member of the Group to another member of the Group;

(e)	Subordinated Debt;

(f)	Borrowings secured under paragraph (c) of the definition of
Permitted Security Interests up to the amount set out in sub-paragraph (c)(i) of that definition unless that Security Interest is to be discharged under sub-paragraph (c)(ii) of that definition;

(g)	Borrowings under any recourse disposal of receivables where that disposal is permitted under Clause 16.9(d) (Disposals);

(h)	Project Finance Borrowings;

(i)	with the prior written consent of the Majority Banks; or

(j)	any other Borrowings of the Borrower or any of its Subsidiaries in an amount which, after deducting Investments of the Borrower or any of its Subsidiaries do not exceed in aggregate
(POUNDS)700,000,000 (including under the Finance Documents and the YEG Facility).

16.12	Environmental Matters
The Borrower will ensure that each member of the Group will:

(a)	obtain all necessary Environmental Licences and comply in all material respects with (i) the terms and conditions of all Environmental Licences applicable to it and (ii) all other applicable Environmental Laws in each case where failure to do so would have a Material Adverse Effect;

(b)	promptly upon receipt of the same, notify the Agent of any claim, notice or other communication served on it in respect of any alleged breach of or corrective or remedial obligation or liability under any Environmental Law which would or would be likely to or (in the case of an alleged breach), if substantiated, would have a Material Adverse Effect.

16.13	Licence
(a)	To the extent that there would otherwise be a Material Adverse
Effect, the Borrower shall, and shall ensure that each Licence
Holder shall, comply with all terms and conditions of the Licence and with the requirements of all laws, rules, regulations, orders and other requirements for the time being of the Secretary of State and the Director General applicable to each Licence Holder with which it is obliged to comply; and

(b)	the Borrower will promptly notify the Agent of any amendments to the Licence occurring after the date of this Agreement (other than those of a minor and/or technical nature).

16.14	Change of basis
If, at any time, the Borrower changes or proposes to change in any material respect the basis upon which the Group's audited annual consolidated accounts are prepared (whether or not by reason of a change in accounting standards or otherwise), then:-

(a)	the Borrower shall promptly notify the Agent of the change or proposed change;

(b)	subject to paragraph (c) below, the Borrower shall calculate the financial covenants under Clause 16.15 (Financial covenants) on the basis of the accounting standards used for the Original Group
Accounts and shall provide appropriate calculations with the certificates delivered under Clause 16.2(c) (Financial information) to show the reconciliations and adjustments that have been made as a result of the change in accounting standards;
and

(c)	if the Borrower so requests at any time:

(i)	the Borrower and the Agent shall enter into discussions for a period of not more than 45 days with a view to agreeing the amendments which would be required to be made to Clause 16.15
(Financial Covenants) to procure that, so far as possible, the Borrower and the Banks are in no worse position than they would have been in if the change in accounting standards had not occurred;

(ii)	any agreement between the Borrower and the Agent under sub-
paragraph (i) above shall be, with the prior consent of the Majority Banks, binding on all the Parties; and

(iii)	if no agreement is reached under sub-paragraph (i) above, then the Borrower's auditors shall certify the amendments which would be required to be made to this Agreement to place the Borrower and the Banks in the same position they would have been in if the change had not taken place; a certificate of the auditors in accordance with the above will, in the absence of manifest error, be binding on all the Parties.

16.15	Financial covenants
The Borrower shall procure that EBITDA for any Relevant Period shall not be less than 2.5 times Net Interest Payable for that Relevant Period.

16.16	Licence undertakings
The Borrower shall promptly supply to the Agent:

(a)	copies of all notices or orders served on it by the Director
General or the Secretary of State in exercise of the powers conferred on him by the Act to the extent the same might reasonably be expected to have a Material Adverse Effect;

(b)	details of any references relating to it to the Monopolies and
Mergers Commission after the date of this Agreement; and

(c)	details of the exercise by the Secretary of State or the Director
General of the powers conferred on them by the Fair Trading Act
1973, the Competition Act 1980 and/or Section 12 of the Act
relating to it or any business carried on by it and regulated thereby.
17.	DEFAULT
17.1	Events of Default
Each of the events set out in Clauses 17.2 (Non-payment) to 17.14
(Expropriation) (inclusive) is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Borrower or any other person).

17.2	Non-payment
The Borrower does not pay any amount payable by it under the Finance Documents on the due date at the place at and in the currency in which it is expressed to be payable and, but only if such failure is due solely to administrative error or technical difficulties, such non payment is not remedied within 3 Business Days.

17.3	Breach of other obligations
(a)	The Borrower does not comply with the provisions of Clause 16.15
(Financial covenants).

(b)	The Borrower does not comply with any provision of the Finance
Documents (other than those referred to in paragraph (a) above or Clause 17.2 (Non-payment)) and such default, if capable of remedy, is not remedied within 25 days after the earlier of the date upon which the Borrower became aware of the same and the date on which the Borrower receives notice from the Agent requiring remedy.

17.4	Misrepresentation
A representation, warranty or statement made or repeated in or in connection with any Finance Document or in any document delivered by or on behalf of the Borrower under or in connection with any Finance Document is incorrect in any respect when made or deemed to be made or repeated.

17.5	Cross-default
(a)	Any Borrowings of a member of the Group are not paid when due; or

(b)	an event of default howsoever described occurs under any document relating to Borrowings of a member of the Group and any financier to which those Borrowings are owed takes any step to improve its commercial position, whether by charging a fee not provided for in the original document evidencing those Borrowings, or seeking more onerous provisions in that document; or

(c)	any Borrowings of a member of the Group become prematurely due and payable or are placed on demand as a result of an event of default under the document relating to those Borrowings,

and the aggregate principal amount of Borrowings or amounts referred to in paragraphs (a) to (c) (inclusive) above exceeds
(POUNDS)15,000,000 or its equivalent in any other currency.

17.6	Administration
(a)	The Borrower or any Principal Subsidiary passes an effective resolution to present an application for an administration order;
or

(b)	an application for an administration order in relation to the
Borrower or a Principal Subsidiary is presented to the court unless the application is being contested in good faith on reasonable grounds by appropriate proceedings; or

(c)	an administration order is made in relation to the Borrower or any Principal Subsidiary.

17.7	Insolvency
The Borrower or any Principal Subsidiary has any voluntary arrangement proposed in relation to it under Section 1 of the Insolvency Act 1986, or enters into any other composition, scheme of arrangement, compromise or arrangement involving such company and its respective creditors generally (other than for the purposes of reconstruction or amalgamation or other similar arrangement).

17.8	Insolvency proceedings
(a)	The Borrower or any Principal Subsidiary passes an effective resolution for its winding up other than a resolution previously approved in writing by the Agent; or

(b)	a petition for the winding up of the Borrower or any Principal
Subsidiary is presented to the court and either:

(i)	such company does not apply to the court within 30 days after the presentation of such petition requesting the court to refuse such petition; or

(ii)	it does so apply but such petition is not refused by such court within 60 days after such application for the refusal of such petition or any such company becomes subject to a winding up order,

provided that nothing in this Clause 17.8 shall apply to a solvent reconstruction, amalgamation or reorganisation of a Principal Subsidiary.

17.9	Appointment of receivers and managers
Any liquidator, trustee in bankruptcy, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of the Borrower or any Principal Subsidiary or any material part of its assets or undertaking or the directors of the Borrower or a Principal Subsidiary request the appointment of a liquidator, trustee in bankruptcy, compulsory manager, receiver, administrative receiver, administrator or the like (other than an appointment to which the Agent has approved pursuant to Clause 17.8 (Insolvency proceedings)).

17.10	Unlawfulness
It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

17.11	Licence
(a)	Any modification (other than a modification which is of a minor or technical nature) is made to the terms and conditions of the Licence and such modification would be expected to have a Material Adverse Effect; or

(b)	the Licence (excluding any second tier supply licence) is
surrendered by the Licence Holder or is revoked by the Secretary of State or a notice from the Secretary of State is given to that effect in accordance with its terms or it otherwise ceases to be in full force and effect and, in each case, the Licence is not replaced on substantially similar terms except where such surrender, cessation or revocation has been agreed between the Borrower and the Secretary of State and consented to by the Majority Banks and provided that the giving of notice pursuant to paragraph 3 of Part 1 of the Licence shall not be deemed to constitute the revocation of the Licence.

17.12	Pooling and Settlement Agreement
Any notice requiring the Borrower to cease to be a party to the Pooling and Settlement Agreement is given to the Borrower under clause 66.1.3 or 66.2.2 of the Pooling and Settlement Agreement, or the Borrower otherwise ceases to be a party to that agreement and the same has a Material Adverse Effect, unless the Borrower or any of its Subsidiaries enters into arrangements which replace the Pooling and Settlement Agreement for electricity trading and settlement within the electricity industry and those replacement arrangements do not have a Material Adverse Effect.

17.13	Compliance with the Act
	The Borrower fails to comply with a final order (within the meaning of Section 25 of the Act) or with a provisional order (within the meaning of that section) which has been confirmed under that section (and not since been revoked) or any provisions of the Act detailing the rights, powers, authorities, obligations and duties of the Secretary of State or the Director General or the manner in or time at which they are to be exercised, are repealed or amended in a manner which has (or is likely to have) a Material Adverse Effect.

17.14	Expropriation
All or a substantial part of the assets of the Borrower shall be seized, renationalised or expropriated by any governmental authority.

17.15	Acceleration
On and at any time after the occurrence of an Event of Default while the same is continuing, unremedied or unwaived the Agent may (and, shall if so directed by the Majority Banks), by notice to each of the Borrower:

(a)	cancel the Total Commitments; and/or

(b)	demand that all or part of the Loans, together with accrued
interest and all other amounts accrued under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	demand that all or part of the Loans be payable on demand,
whereupon they shall immediately become payable on demand by the Agent acting on the instructions of the Majority Banks.

18.	THE AGENT AND THE ARRANGERS
18.1	Appointment and duties of the Agent
(a)	Each Finance Party (other than the Agent) irrevocably appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Party appointing the Agent irrevocably authorizes the Agent on its behalf to:

(i)	perform the duties and to exercise the rights, powers and
discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by the
Agent on that Party's behalf.

(c)	The Agent shall have only those duties which are expressly
specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

18.2	Role of the Arrangers
Except as otherwise provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Finance
Party under or in connection with any Finance Document.

18.3	Relationship
The relationship between the Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement constitutes the Agent as trustee or fiduciary for any other Party or any other person and the Agent need not hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

18.4	Majority Banks' instructions
(a)	The Agent will be fully protected if it acts in accordance with the instructions of the Majority Banks in connection with the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Banks will be binding on all the Banks. In the absence of such instructions the Agent may act as it considers to be in the best interests of all the Banks.

(b)	The Agent is not authorized to act on behalf of a Bank (without first obtaining that Bank's consent) in any legal or arbitration proceedings relating to any Finance Document.

18.5	Delegation
The Agent may act under the Finance Documents through its personnel and agents.

18.6	Responsibility for documentation
Neither the Agent nor the Arrangers are responsible to any other
Finance Party for:-

(a)	the execution, genuineness, validity, enforceability or
sufficiency of any Finance Document or any other document;

(b)	the collectability of amounts payable under any Finance Document;
or

(c)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document (including the Information Memorandum).

18.7	Default
(a)	The Agent is not obliged to monitor or enquire as to whether or not a Default has occurred. The Agent will not be deemed to have knowledge of the occurrence of a Default. However, if the Agent receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, it shall promptly notify the Banks.

(b)	The Agent may require the receipt of security satisfactory to it whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences these proceedings or takes that action.

18.8	Exoneration
(a)	Without limiting paragraph (b) below, the Agent will not be
liable to any other Finance Party for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind (including gross negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document.

18.9	Reliance
The Agent may:-

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by a director or employee of any
person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(c)	engage, pay for and rely on legal or other professional advisers selected by it (including those in the Agent's employment and those representing a Party other than the Agent).

18.10	Credit approval and appraisal
Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Bank confirms that it:-

(a)	has made its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Agent or the Arrangers in connection with any Finance
Document; and

(b)	will continue to make its own independent appraisal of the
creditworthiness of the Borrower and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

18.11	Information
(a)	The Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to the Agent by a Party for that person.

(b)	The Agent shall promptly supply a Bank with a copy of each
document received by the Agent under Clause 4 (Conditions precedent) upon the request and at the expense of that Bank.

(c)	Except where this Agreement specifically provides otherwise, the
Agent is not obliged to review or check the accuracy or completeness of any document it forwards to another Party.

(d)	Except as provided above, the Agent has no duty:-

(i)	either initially or on a continuing basis to provide any Bank with any credit or other information concerning the financial condition or affairs of the Borrower or any related entity of the Borrower whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Bank in accordance with a Finance Document, to request any certificates or other documents from the Borrower.

18.12	The Agent and the Arrangers individually
(a)	If it is also a Bank, each of the Agent and each Arranger has the same rights and powers under this Agreement as any other Bank and may exercise those rights and powers as though it were not the Agent or an Arranger.

(b)	Each of the Agent and each Arranger may:-

(i)	carry on any business with the Borrower or its related entities;

(ii)	act as agent or trustee for, or in relation to any financing involving, the Borrower or its related entities; and

(iii)	retain any profits or remuneration in connection with its
activities under this Agreement or in relation to any of the foregoing.

(c)	In acting as the Agent, the agency division of the Agent will be treated as a separate entity from its other divisions and departments. Any information acquired by the Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Agent may be treated as confidential by the Agent and will not be deemed to be information possessed by the Agent in its capacity as such.

(d)	The Borrower irrevocably authorizes the Agent to disclose to the other Finance Parties any information which is received by it in its capacity as the Agent.

(e)	The Agent may deduct from any amount received by it for the Banks pro rata any unpaid fees, costs and expenses of the Agent incurred by it in connection with the Finance Documents.

18.13	Indemnities
(a)	Without limiting the liability of the Borrower under the Finance
Documents, each Bank shall forthwith on demand indemnify the Agent for that Bank's proportion of any liability or loss incurred by the Agent in any way relating to or arising out of its acting as the Agent, except to the extent that the liability or loss arises directly from the Agent's gross negligence or wilful misconduct.

(b)	A Bank's proportion of the liability or loss set out in paragraph
(a) above is the proportion which its participation in the Loans
(if any) bear to all the Loans outstanding on the date of the demand. However, if there are no Loans outstanding on the date of demand, then the proportion will be the proportion which its Commitment bears to the Total Commitments at the date of demand or, if the Total Commitments have been cancelled, bore to the Total Commitments immediately before being cancelled.

18.14	Compliance
(a)	The Agent may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b)	Without limiting paragraph (a) above, the Agent need not disclose any information relating to the Borrower or any of its related entities if the disclosure might, in the opinion of the Agent, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

18.15	Resignation of Agent
(a)	Notwithstanding its irrevocable appointment, the Agent may resign by giving notice to the Banks and the Borrower, in which case the Agent may forthwith appoint one of its Affiliates as successor
Agent or, failing that, the Majority Banks may (after consultation with the Borrower) appoint a successor Agent.

(b)	If the appointment of a successor Agent is to be made by the
Majority Banks but they have not, within 30 days after notice of resignation, appointed a successor Agent which accepts the appointment, the retiring Agent may (after consultation with the Borrower) appoint a successor Agent.

(c)	The resignation of the Agent and the appointment of any successor
Agent will both become effective only upon the successor Agent notifying all the Parties that it accepts the appointment. On giving the notification, the successor Agent will succeed to the position of the Agent and the term "Agent" will mean the successor Agent.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as the Agent under this Agreement.

(e)	Upon its resignation becoming effective, this Clause 18 shall continue to benefit the retiring Agent in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was the Agent, and, subject to paragraph (d) above, it shall have no further obligation under any Finance Document.

(f)	The Majority Banks may, by notice to the Agent, require it to resign in accordance with paragraph (a) above. In this event, the Agent shall resign in accordance with paragraph (a) above but it shall not be entitled to appoint one of its Affiliates as successor Agent.

18.16	Banks
(a)	The Agent may treat each Bank as a Bank, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days notice from a Bank to the contrary.

(b)	Each Bank, on the date on which it becomes a party to this
Agreement, represents to the Agent and the Borrower that it is:

(i)	either:

(A)	not resident in the United Kingdom for United Kingdom tax
purposes; or

(B)	a "bank" as defined in section 840A of the Income and Corporation
Taxes Act 1988 and resident in the United Kingdom; and

(ii)	beneficially entitled to the principal and interest payable by the Agent to it under this Agreement,

and shall forthwith notify the Agent and the Borrower if either representation ceases to be correct.

19.	FEES
19.1	Arrangement fee
The Borrower shall, on the earlier of the date falling three Business Days from the date of this Agreement and the first Drawdown Date, pay to the Arrangers an arrangement fee in the amount agreed in the relevant Fee Letter. This fee shall be distributed by the Arrangers among the Banks in accordance with the arrangements agreed by the Arrangers with the Banks prior to the date of this Agreement.

19.2	Agent's fee
The Borrower shall pay to the Agent for its own account an agency fee in the amount and on the dates agreed in the relevant Fee Letter. The agency fee is payable for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

19.3	Commitment fee
(a)	The Borrower shall pay to the Agent for each Bank a commitment fee in the amount of 0.13 per cent. per annum on the undrawn, uncancelled amount of that Bank's Commitment during the Commitment Period.

(b)	Accrued commitment fee is payable quarterly in arrear.  Accrued commitment fee shall also payable to the Agent for the relevant
Bank on the cancelled amount of its Commitment at the time any cancellation comes into effect.

19.4	VAT
Any fee referred to in this Clause 19 is exclusive of any value added tax or any other tax which might be chargeable in connection with that fee. If any value added tax or other tax is so chargeable, it shall be paid by the Borrower at the same time as it pays the relevant fee.

20.	EXPENSES
20.1	Initial and special costs
The Borrower shall, within 10 days of a claim being made , pay the Agent and the Arrangers the amount of all reasonable costs and expenses (including, for paragraph (a) below only, legal fees only up to a maximum of as set out in the relevant Fee Letter) properly incurred by any of them in connection with:

(a)	the negotiation, preparation, printing and execution of:

(i)	this Agreement and any other documents referred to in this
Agreement;

(ii)	any other Finance Document (other than a Novation Certificate)
executed after the date of this Agreement; and

(b)	any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of the Borrower or, in the case of Clause 2.3 (Change of currency), the Agent, and relating to a Finance Document or a document referred to in any Finance Document.

20.2	Enforcement Costs
The Borrower shall, within 10 days of demand, pay to each Finance
Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or in preservation of any rights under, any Finance Document.

21.	STAMP DUTIES
The Borrower shall within 10 Business Days of a demand pay to a Finance Party the amount of any liability it incurs in respect of any United Kingdom stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document.

22.	INDEMNITIES
22.1	Currency indemnity
(a)	If a Finance Party receives an amount in respect of the
Borrower's liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the "contractual currency") in which the amount is expressed to be payable under the relevant Finance Document:

(i)	the Borrower shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;

(ii)	if the amount received by that Finance Party, when converted into the contractual currency at a market rate in the usual course of its business is less than the amount owed in the contractual currency, the Borrower shall forthwith on demand pay to that Finance Party an amount in the contractual currency equal to the deficit; and

(iii)	the Borrower shall pay to that Finance Party forthwith on demand any exchange costs and taxes payable in connection with any such conversion.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

22.2	Other indemnities
(a)	The Borrower shall, within 10 Business Days of a demand pay to a
Finance Party the amount of any loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	the operation of Clause 17.15 (Acceleration); or

(iii)	(other than by reason of negligence or default by a Finance
Party) a Loan not being made after the Borrower has delivered a Request or a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment.

The Borrower's liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan but excludes any loss of margin.

(b)	If any Finance Party receives or recovers any payment of
principal of a Loan or of an overdue amount other than on the last day of the Interest Period relative to that Loan or amount so received or recovered, that Finance Party shall calculate the difference between:

(i)	the additional interest (excluding the Margin and Mandatory
Costs) which would have been payable on the principal so received or recovered had it been received or recovered on the last day of the relevant Interest Period; and

(ii)	the amount of interest which would have been payable to that
Finance Party on the last day of that Interest Period in respect of the principal so received or recovered if the principal so received or recovered had been placed on deposit by that Finance Party earning interest at the Applicable Rate from (and including) the Business Day of receipt of that amount up to (but excluding) the last day of applicable Interest Period.

If (i) is greater than (ii) then the Borrower to whom the relevant Loan was made shall, within five Business Days of a demand from the relevant Finance Party, pay to that Finance Party an amount equal to the difference.

23.	EVIDENCE AND CALCULATIONS
23.1	Accounts
Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate.

23.2	Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under this Agreement is prima facie evidence of the matters to which it relates.

23.3	Calculations
Interest (including any applicable Mandatory Cost), default interest payable pursuant to Clause 9.3 (Default interest) and the fee payable under Clause 19.3 (Commitment fee) accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 365 days.

24.	AMENDMENTS AND WAIVERS
24.1	Procedure
(a)	Subject to Clause 24.2 (Exceptions), any term of the Finance
Documents may be amended or waived with the agreement of the Borrower and the Majority Banks. The Agent may effect, on behalf of any Finance Party, an amendment or waiver permitted under this Clause.

(b)	The Agent shall promptly notify the other Parties of any
amendment or waiver effected under paragraph (a) above, and any such amendment or waiver shall be binding on all the Parties.

24.2	Exceptions
(a)	An amendment or waiver which relates to:-

(i)	the definition of "Majority Banks" in Clause 1.1 (Definitions);

(ii)	an extension of the date for, or a decrease in an amount or a change in the currency of, any payment to that Bank under the Finance Documents (including the Margin and any fee payable under Clause 19.3 (Commitment Fee));

(iii)	an increase in a Bank's Commitment;

(iv)	a term of a Finance Document which expressly requires the consent of that Bank; or

(v)	Clause 2.2 (Nature of a Finance Party's rights and obligations),
Clause 25.1 (Transfers by the Borrower), Clause 28 (Pro rata sharing) or this Clause 24,

is not binding unless all the Banks agree to it.

(b)	An amendment or waiver which relates to the rights and/or
obligations of the Agent may not be effected without the agreement of the Agent.

24.3	Waivers and remedies cumulative
The rights of each Finance Party under the Finance Documents:-

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

25.	CHANGES TO THE PARTIES
25.1	Transfers by the Borrower
The Borrower may not assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under the Finance Documents.

25.2	Transfers by Banks
(a)	A Bank (the "Existing Bank") may, subject to paragraph (b) below, at any time assign, transfer or novate any of its Commitment and/or any of its rights and/or obligations under this Agreement to another bank or financial institution (the "New Bank").

(b)	(i)	After the Syndication Period, a transfer of a Commitment
must be in a minimum amount of at least (POUNDS)1,000,000; and

(ii)	the prior consent of the Borrower is required for any such
assignment, transfer or novation, unless the New Bank is another Bank or an Affiliate of a Bank, provided that no consent of the Borrower is required during the Syndication Period if the Borrower has been consulted by the Arrangers on the approach to that New Bank.

(c)	A transfer of obligations will be effective only if either:-

(i)	the obligations are novated in accordance with Clause 25.3
(Procedure for novations); or

(ii)	the New Bank confirms to the Agent and the Borrower that it
undertakes to be bound by the terms of this Agreement as a Bank in form and substance satisfactory to the Agent. On the transfer becoming effective in this manner the Existing Bank shall be relieved of its obligations under this Agreement to the extent that they are transferred to the New Bank.

(d)	No Bank shall sub-participate any of its obligations under this
Agreement without the prior written consent of the Borrower.

(e)	On each occasion an Existing Bank assigns, transfers or novates any of its Commitment and/or any of its rights and/or obligations under this Agreement, the New Bank shall, on the date the assignment, transfer and/or novation takes effect, pay to the Agent for its own account a fee of (POUNDS)750.

(f)	An Existing Bank is not responsible to a New Bank for:-

(i)	the execution, genuineness, validity, enforceability or
sufficiency of any Finance Document or any other document;

(ii)	the collectability of amounts payable under any Finance Document;
or

(iii)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

(g)	Each New Bank confirms to the Existing Bank and the other Finance
Parties that it:-

(i)	has made its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the
creditworthiness of the Borrower and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(h)	Nothing in any Finance Document obliges an Existing Bank to:-

(i)	accept a re-transfer from a New Bank of any of the rights and/or obligations assigned, transferred or novated under this Clause;
or

(ii)	support any losses incurred by the New Bank by reason of the non-
performance by the Borrower of its obligations under the Finance
Documents or otherwise.

(i)	Any reference in this Agreement to a Bank includes a New Bank, but excludes a Bank if no amount is or may be owed to or by that Bank under this Agreement and its Commitment has been cancelled or reduced to nil.

25.3	Procedure for novations
(a)	A novation is effected if the Existing Bank and the New Bank deliver to the Facility Agent a duly completed Novation
Certificate and the Agent executes it.

(b)	Each Party (other than the Existing Bank and the New Bank)
irrevocably authorizes the Agent to execute any duly completed
Novation Certificate on its behalf.

(c)	To the extent that they are expressed to be the subject of the novation in the Novation Certificate.

(i)	the Existing Bank and the other Parties (the "existing Parties")
will be released from their obligations to each other (the
"discharged obligations");

(ii)	the New Bank and the existing Parties will assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by the New Bank instead of the Existing Bank;

(iii)	the rights of the Existing Bank against the existing Parties and vice versa (the "discharged rights") will be cancelled; and

(iv)	the New Bank and the existing Parties will acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against the New Bank instead of the Existing Bank,

all on the date of execution of the Novation Certificate by the Agent or, if later, the date specified in the Novation
Certificate.

25.4	Reference Banks
If a Reference Bank (or, if a Reference Bank is not a Bank, the Bank of which it is an Affiliate) ceases to be a Bank, the Agent shall (in consultation with the Borrowers) appoint another Bank or an Affiliate of a Bank to replace that Reference Bank.

25.5	Register
The Agent shall keep a register of all the Parties and shall supply any other Party (at that Party's expense) with a copy of the register on request.

26.	DISCLOSURE OF INFORMATION
Any information supplied to a Finance Party pursuant to or in connection with this Agreement shall be held in confidence and shall not be disclosed by it to any person (other than an Affiliate of that Finance Party) without the prior written consent of the Borrowers except:

(a)	to that Finance Party's legal or other professional advisers to the extent required for the purposes of protecting its rights hereunder or by law or regulation or pursuant to applicable reporting requirements or any order of any court or to bank supervisory authorities or examining authorities unless it is or becomes a matter of public knowledge otherwise than as a result of a breach by it of its obligations hereunder; or

(b)	by the Arrangers to a financial institution during the
Syndication Period in connection with the syndication of the Facilities, provided that the Borrower has been consulted by the Arrangers on the approach to that financial institution.

27.	SET-OFF
	A Finance Party may set off any matured obligation owed by the Borrower under this Agreement (to the extent beneficially owned by that Finance Party) against any credit balance owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, a Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

28.	PRO RATA SHARING
28.1	Redistribution
If any amount owing by the Borrower under the Finance Documents to a Finance Party (the "recovering Finance Party") is discharged by payment, set-off or any other manner other than through the Agent in accordance with Clause 10 (Payments) (a "recovery"), then:-

(a)	the recovering Finance Party shall, within three Business Days, notify details of the recovery to the Agent;

(b)	the Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Agent and distributed in accordance with Clause 10 (Payments);

(c)	subject to Clause 28.3 (Exception), the recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "redistribution") equal to the excess;

(d)	the Agent shall treat the redistribution as if it were a payment by the Borrower concerned under Clause 10 (Payments) and shall pay the redistribution to the Finance Parties (other than the recovering Finance Party) in accordance with Clause 10.7 (Partial
Payments); and

(e)	after payment of the full redistribution, the recovering Finance
Party will be subrogated to the portion of the claims paid under paragraph (d) above, and the Borrower will owe the recovering
Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

28.2	Reversal of redistribution
If under Clause 28.1 (Redistribution):-

(a)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to a Borrower;
and

(b)	the recovering Finance Party has paid a redistribution in
relation to that recovery,

each Finance Party shall, within three Business Days of demand by the recovering Finance Party through the Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party together with interest on the amount to be returned to the recovering Finance Party for the period whilst it held the re-distribution. Thereupon the subrogation in Clause 28.1(e) (Redistribution) will operate in reverse to the extent of the reimbursement.

28.3	Exceptions
(a)	A recovering Finance Party need not pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Borrower in the amount of the redistribution pursuant to Clause 28.1(e) (Redistribution).

(b)	A recovering Finance Party is not obliged to share with any other
Finance Party any amount which the recovering Finance Party has received or recovered as a result of taking legal proceedings, if the other Finance Party had an opportunity to participate in those legal proceedings but did not do so or did not take separate legal proceedings.

29.	SEVERABILITY
If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

30.	COUNTERPARTS
This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

31.	NOTICES
31.1	Giving of notices
All notices or other communications under or in connection with this Agreement shall be given in writing or by telex or facsimile. Any such notice will be deemed to be given as follows:

(a)	if in writing, when delivered;

(b)	if by telex, when despatched, but only if, at the time of
transmission, the correct answerback appears at the start and at the end of the sender's copy of the notice; and

(c)	if by facsimile, when received,

provided that any notice or communication to be made hereunder shall only be effective when received and then only if the same is expressly marked for the attention of the department or office identified in Clause 31.2 (Addresses for notices) below.

However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

31.2	Addresses for notices
(a)	The address, telex number and facsimile number of each Party
(other than the Borrower and the Agent) for all notices under or in connection with the Finance Documents are:-

(i)	those notified by that Party for this purpose to the Agent on or before it becomes a Party; or

(ii)	any other notified by that Party for this purpose to the Agent by not less than five Business Days notice.

(b)	The address, telex number and facsimile number of the Borrower are:

Yorkshire Electricity Group plc
Wetherby Road
Scarcroft
Leeds LS14 3HS

Telex:		55128
Facsimile:	0113 289 5682
Telephone:	0113 289 5602

Attention:	Nick Dahlgreen

or such other as the Borrower may notify to the other Parties by not less than five Business Days notice.

(c)	The address, telex number and facsimile number of the Agent are:

336 Strand
London
WC2R 7HB


Telex:		299831 CIBLA
Facsimile:	0171 500 4482/3
Telephone:	0171 500 4247

Attention:	Loans Agency

or such other as the Agent may notify to the other Parties by not less than five Business Days' notice.

(d)	All notices to or from the Borrower shall be sent through the
Agent.

(e)	The Agent shall, promptly upon request from any Party, give to that Party the address, telex number or facsimile number of any other party applicable at the time for the purposes of this Clause.

32.	GOVERNING LAW
This Agreement is governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

BANKS AND COMMITMENTS


Banks
Commitments
(POUNDS)


Citibank, N.A.
	4,910,006.69
Deutsche Bank AG London
	4,910,006.68
The Bank of Tokyo-Mitsubishi, Ltd.
	2,116,621.47
Bayerische Landesbank Girozentrale
	4,116,621.47
Den Danske Bank Aktieselskab
	4,116,621.47
Dresdner Bank AG London Branch
	4,116,621.47
Midland Bank plc
	4,116,621.47
National Westminster Bank Plc
	4,116,621.47
The Toronto Dominion Bank
	4,116,621.47
The Bank of New York
	3,181,818.18
Barclays Bank PLC
	3,181,818.18
Bank of America NT & SA
	3,181,818.18
KBC Bank N.V.
	2,000,000.00
Banca Popolare di Novora S.p.A.
	909,090.90
Banca Monte dei Paschi di Siena S.p.A.
	909,090.90


Total Commitments
	___________
	(POUNDS)
50,000,000
	___________



SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS


1.	A copy of the memorandum and articles of association and
certificate of incorporation of the Borrower.

2.	A copy of a resolution of the board of directors of the Borrower:

(i)	approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement;

(ii)	authorising a specified person or persons to execute this
Agreement on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement.

3.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 2 above.

4.	A certificate of a director of the Borrower confirming that the borrowing by it of the maximum amount entitled to be borrowed by it under this Agreement would not cause any borrowing limit binding on it to be exceeded.

5.	A certificate of an Authorised Signatory of the Borrower
certifying that each copy document supplied by the Borrower or on its behalf specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

6.	A legal opinion of Clifford Chance, legal advisers to the
Arrangers.

SCHEDULE 3

CALCULATION OF THE MANDATORY COST


(a)	The Mandatory Cost for a Loan for each of its Interest Periods is the rate determined by the Agent to be equal to the arithmetic mean (rounded upward, if necessary, to four decimal places) of the respective rates notified by each of the Reference Banks to the Agent and calculated in accordance with the following formulae:

in relation to a Loan denominated in sterling:

BY + S(Y-Z) + F x 0.01 % per annum = Mandatory Cost
100-(B + S)

in relation to any other Loan:

F x 0.01 % per annum = Mandatory Cost
   300

where on the day of application of the formula:

B	is the percentage of the Reference Bank's eligible liabilities
(in excess of any stated minimum) which the Bank of England requires the Reference Bank to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

Y	is the rate at which sterling deposits are offered by the
Reference Bank to leading banks in the London interbank market at or about 11.00 a.m. on that day for the relevant period;

S	is the percentage of the Reference Bank's eligible liabilities which the Bank of England requires the Reference Bank to place as a special deposit;

Z	is the interest rate per annum allowed by the Bank of England on special deposits; and

F	is the charge payable by the Reference Bank to the Financial
Services Authority under paragraph 2.02 or 2.03 (as appropriate) of the Fees Regulations (or any succeeding provisions to those paragraphs) (but where for this purpose, any minimum amount for the charge will be deemed to be zero) expressed in pounds per (POUNDS)1 million of the fee base of the Reference Bank.

(b)	For the purposes of this Schedule 3:

(i)	"eligible liabilities" and "special deposits" have the meanings given to them at the time of application of the formula by the Bank of England; and

(ii)	"fee base" has the meaning given to it in the Fees Regulations;

(iii)	"Fees Regulations" means:-

(1)	prior to 31st March, 1999, the Banking Supervision (Fees)
Regulations 1998; and

(2)	on and after 31st March, 1999, any regulations governing the payment of fees for banking supervision.

(iv)	"relevant period" in relation to each Interest Period, means:

(A)	if it is three months or less, that Interest Period; or

(B)	if it is more than three months, each successive period of three months and any necessary shorter period comprised in that Interest Period.

(c)	In the application of the formula, B, Y, S and Z are included in the formula as figures and not as percentages, e.g. if B = 0.5% and Y = 15%, BY is calculated as 0.5 x 15.

(d)	If a Reference Bank does not supply a rate to the Agent, the applicable Mandatory Cost will be determined on the basis of the rate(s) supplied by the remaining Reference Banks.

(e)	(i)	The formula is applied on the first day of each relevant period comprised in the relevant Interest Period.

(ii)	Each rate calculated in accordance with the formula is, if
necessary, rounded upward to four decimal places.

(f)	If the Agent determines that a change in circumstances has
rendered, or will render, the formula inappropriate, the Agent (after consultation with the Banks) shall notify the Company of the manner in which the Mandatory Cost will subsequently be calculated which shall (so far as practicable) leave the Banks and the Borrower in no better or worse position that they would have been in if the relevant change in circumstances had not occurred. The manner of calculation so notified by the Agent shall, in the absence of manifest error, be binding on all the Parties.


SCHEDULE 4

FORM OF REQUEST


To:	[                                              ]

From[					]
	Date: [                                   ]


YORKSHIRE ELECTRICITY GROUP PLC - (POUNDS)50,000,000 Credit
Agreement dated [                                             ],
1998

1.	We wish to utilise the Facility as follows:

(a)	Drawdown Date: [                                                ]

(b)	Amount:
(POUNDS)[                                                ]

(c)	Interest Period:
[                                                ]/
alternative Interest Period:
[                                                ]**

(d)	Payment Instructions:
[                                                ].

2.	We confirm that each condition specified in Clause 4.3 (Further conditions precedent) is satisfied on the date of this Request.



By:

[					]
Authorised Signatory


SCHEDULE 5

FORM OF NOVATION CERTIFICATE


To:	CITIBANK INTERNATIONAL plc as Agent

From:	[THE EXISTING BANK] and [THE NEW BANK]
	Date: [                          ]


YORKSHIRE ELECTRICITY GROUP PLC (POUNDS)50,000,000 Credit
Agreement dated [                        ], 1998

We refer to Clause 25.3 (Procedure for novations).

1.	We [                                      ] (the "Existing Bank")
and [                                      ] (the "New Bank")
agree to the Existing Bank and the New Bank novating all the Existing Bank's Commitment (or part) rights and obligations referred to in the Schedule in accordance with Clause 25.3
(Procedure for novations).

2.	The specified date for the purposes of Clause 25.3(c) (Procedure for novations) is [date of novation].

3.	The Facility Office and address for notices of the New Bank for the purposes of Clause 31.2 (Addresses for notices) are set out in the Schedule.

4.	This Novation Certificate is governed by English law.


THE SCHEDULE

Commitment/rights and obligations to be novated

[Insert relevant details]

[New Bank]

[Facility Office]	[Address for notices]

[Existing Bank]	[New Bank]	CITIBANK
INTERNATIONAL plc

By:	By:	By:

Date:	Date:	Date:



SIGNATORIES


The Borrowers
YORKSHIRE ELECTRICITY GROUP PLC

By:




The Arrangers
CITIBANK, N.A.

By:


DEUTSCHE BANK AG LONDON

By:




The Banks
CITIBANK, N.A.

By:


DEUTSCHE BANK AG LONDON

By:


THE BANK OF TOKYO-MITSUBISHI, LTD.

By:


BAYERISCHE LANDESBANK GIROZENTRALE

By:


DEN DANSKE BANK AKTIESELSKAB

By:


DRESDNER BANK AG LONDON BRANCH

By:


MIDLAND BANK PLC

By:


NATIONAL WESTMINSTER BANK PLC

By:


THE TORONTO DOMINION BANK

By:


THE BANK OF NEW YORK

By:


BARCLAYS BANK PLC

By:


BANK OF AMERICA NT & SA

By:


KBC BANK N.V.


By:


BANCA POPOLARE DI NOVORA S.P.A.

By:


BANCA MONTE DEI PASCHI DI SIENA S.P.A.

By:



The Agent
CITIBANK INTERNATIONAL plc

By:


SIGNATURE PAGE TO THE SUPPLEMENTAL AGREEMENT


The Borrowers

YORKSHIRE POWER GROUP LIMITED

By:	A.A. PENA			R. KELLY


YORKSHIRE HOLDINGS PLC

By:	A.A. PENA			R. KELLY


YORKSHIRE ELECTRICITY GROUP PLC

By:	A.A. PENA			R. KELLY



The Agent (on behalf of the Finance Parties)

CITIBANK INTERNATIONAL plc

By:	S. J. HOLMES





CONFORMED COPY


SUPPLEMENTAL AGREEMENT


DATED 13th December, 1999




CREDIT FACILITY


FOR


YORKSHIRE ELECTRICITY GROUP PLC


ARRANGED BY


CITIBANK, N.A.

AND

DEUTSCHE BANK AG LONDON







________________________________________________

relating to a (POUNDS)330,000,000 credit
facility dated 22nd July, 1998
________________________________________________







ALLEN & OVERY
London
BK:693638.4